Exhibit 10.2

THIS NOTE (AS DEFINED BELOW) HAS NOT BEEN REGISTERED UNDER THE SECURITES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS. THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, PURSUANT TO REGISTRATION OR QUALIFICATION OR EXEMPTION THEREFROM.

PROMISSORY NOTE

Effective Date: October 11, 2023	U.S. $1,005,000.00

FOR VALUE RECEIVED, Verb Technology Company, Inc., a Nevada corporation (“Borrower”), promises to pay to Streeterville Capital, LLC, a Utah limited liability company, or its successors or assigns (“Lender”), $1,005,000.00 and any interest, fees, charges, and late fees accrued hereunder on the date that is eighteen (18) months after the Purchase Price Date (the “Maturity Date”) in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of nine percent (9%) per annum from the Purchase Price Date until the same is paid in full. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall compound daily and shall be payable in accordance with the terms of this Note. This Promissory Note (this “Note”) is issued and made effective as of October 11, 2023 (the “Effective Date”). This Note is issued pursuant to that certain Note Purchase Agreement dated October 11, 2023, as the same may be amended from time to time, by and between Borrower and Lender (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

This Note carries no OID. However, Borrower agrees to pay $5,000.00 to Lender to cover Lender’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Note (the “Transaction Expense Amount”). The OID and the Transaction Expense Amount are included in the initial principal balance of this Note and are deemed to be fully earned and non-refundable as of the Purchase Price Date. The purchase price for this Note shall be $1,000,000.00 (the “Purchase Price”), computed as follows: $1,005,000.00 original principal balance, less the Transaction Expense Amount.

1. Payment; Prepayment; Mandatory Prepayment.

1.1. Payment. All payments owing hereunder shall be in lawful money of the United States of America and delivered to Lender at the address or bank account furnished by Lender to Borrower for that purpose. All payments shall be applied first to (a) Lender’s reasonable costs of collection, if any, then to (b) fees and charges hereunder, if any, then to (c) accrued and unpaid interest hereunder, and thereafter, to (d) principal hereunder.

1.2. Prepayment. Borrower may pay all or any portion of the Outstanding Balance earlier than it is due; provided that in the event Borrower elects to prepay all or any portion of the Outstanding Balance it shall pay to Lender 110% of the portion of the Outstanding Balance Borrower elects to prepay (the “Prepayment Premium”). Early payments of less than all principal, fees and interest outstanding will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s remaining obligations hereunder.

1.3. Mandatory Prepayment. Upon completion of any financing transaction or sale of any subsidiary or material asset, Borrower will make a payment on this Note equal to twenty percent (20%) of the gross proceeds Borrower receives from such transaction (a “Mandatory Prepayment”) within five (5) days of receiving such amount. For the avoidance of doubt, any Mandatory Prepayment made pursuant to this Section 1.3 shall be subject to the Prepayment Premium. Notwithstanding the foregoing, the Mandatory Prepayment will not exceed $440,000.00 ($400,000.00 in Outstanding Balance reduction plus a $40,000.00 Prepayment Premium) regardless of the amount of the applicable transaction resulting in the Mandatory Prepayment.

2. Security. This Note is unsecured.

3. Redemptions.

3.1. Monthly Redemptions. Beginning on the date that is six (6) months from the Purchase Price Date (“Redemption Start Date”), Lender shall have the right, exercisable at any time in its sole and absolute discretion, to redeem up to the Maximum Monthly Redemption Amount (such amount, the “Redemption Amount”, and each payment of a Redemption Amount, a “Redemption Payment”) per calendar month by providing written notice to Borrower (each, a “Redemption Notice”). For the avoidance of doubt, Lender may submit to Borrower one (1) or more Redemption Notices in any given calendar month provided that the aggregate Redemption Amounts in such calendar month do not exceed the Maximum Monthly Redemption Amount. Upon receipt of any Redemption Notice, Borrower shall pay the applicable Redemption Amount in cash to Lender within three (3) Trading Days of Lender’s delivery of such Redemption Notice. For each of the first two (2) times Borrower fails to timely make a Redemption Payment: (a) Borrower will be given an additional five (5) Trading Days to make the Redemption Payment without such failure to timely pay being considered a Trigger Event; and (b) the Outstanding Balance will be increased by ten percent (10%) (each a, “Payment Failure Balance Increase”). At the end of each month following the Redemption Start Date, if Borrower has not reduced the Outstanding Balance by at least the Maximum Monthly Redemption Amount, then by the fifth (5th) day of the following month, Borrower must pay in cash to Lender the difference between the Maximum Monthly Redemption Amount and the amount actually redeemed in such month or the Outstanding Balance will automatically increase by one percent (1%) as of such fifth (5th) day.

3.2. Early Payment Option. Following the application of a Payment Failure Balance Increase, Borrower will have the right to pay up to the Maximum Monthly Redemption Amount prior to the month it is due (such amount, the “Early Payment Amount”) and receive an Early Payment Redemption Credit that will be deducted from the Outstanding Balance. Payment of an Early Payment Amount will reduce the Maximum Monthly Redemption Amount for the following month and will not be subject to the prepayment premium set forth in Section 1.2 above. For illustration purposes only, if Borrower were to pay an Early Payment Amount of $100,000.00 in August 2024 ahead of its redemption obligations for September 2024 and two (2) Payment Failure Balance Increases had already been applied, then the Outstanding Balance would be reduced by $120,000.00 ($100,000.00 Early Payment Amount + $20,000.00 Early Payment Redemption Credit).

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4. Trigger Events; Defaults; Remedies.

4.1. Trigger Events. The following are trigger events under this Note (each, a “Trigger Event”): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder except as otherwise expressly provided in Section 3 above with respect to the first two (2) times Borrower fails to timely make a Redemption Payment; (b) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (c) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (d) Borrower makes a general assignment for the benefit of creditors; (e) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (f) an involuntary bankruptcy proceeding is commenced or filed against Borrower; (g) Borrower fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement; (h) the occurrence of a Fundamental Transaction without Lender’s prior written consent unless this Note is paid in full concurrently with such Fundamental Transaction in which case no consent of Lender will be required; (i) Borrower defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement contained herein or in any other Transaction Document (as defined in the Purchase Agreement), other than those specifically set forth in this Section 4.1 and Section 4 of the Purchase Agreement and such failure remains unremedied for a period of twenty (20) calendar days; (j) any representation, warranty or other statement made or furnished by or on behalf of Borrower to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; (k) Borrower effectuates a reverse split of its Common Stock without twenty (20) Trading Days prior written notice to Lender unless such reverse split is undertaken to maintain compliance with the listing requirements of the principal market for the Common Stock; (l) any money judgment, writ or similar process is entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $500,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Lender; (m) Borrower fails to be DWAC Eligible; and (n) Borrower breaches any covenant or other term or condition contained in any Other Agreements.

4.2. Trigger Event Remedies. At any time following the occurrence of any Trigger Event, Lender may, at its option, increase the Outstanding Balance by applying the Trigger Effect (subject to the limitation set forth below).

4.3. Defaults. At any time following the occurrence of a Trigger Event, Lender may, at its option, send written notice to Borrower demanding that Borrower cure the Trigger Event within five (5) Trading Days. If Borrower fails to cure the Trigger Event within the required five (5) Trading Day cure period, the Trigger Event will automatically become an event of default hereunder (each, an “Event of Default”).

4.4. Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, upon the occurrence of any Trigger Event described in clauses (b), (c), (d), (e) or (f) of Section 4.1, an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of the occurrence of such Trigger Event shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender for the Trigger Event to become an Event of Default. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of sixteen percent (16%) per annum simple interest or the maximum rate permitted under applicable law (“Default Interest”). In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment pursuant to this Section 4.4. No such rescission or annulment shall affect any subsequent Trigger Event or Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity.

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5. Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments called for herein in accordance with the terms of this Note.

6. Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

7. Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Lender has the right to have any such opinion provided by its counsel.

8. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

9. Arbitration of Disputes. By its issuance or acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

10. Cancellation. After repayment of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

11. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

12. Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note may be offered, sold, assigned or transferred by Lender to any of its affiliates without the consent of Borrower, so long as such transfer is in accordance with applicable federal and state securities laws.

13. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

14. Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages.

15. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

Verb Technology Company, Inc.

By:
Rory J. Cutaia, Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

Streeterville Capital, LLC

By:
John M. Fife, President

[Signature Page to Promissory Note]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1. “Common Stock” means shares of Borrower’s common stock, par value $0.0001 per share.

A2. “Early Payment Redemption Credit” means ten percent (10%) of the applicable Early Payment Amount if one (1) Payment Failure Balance Increase has been applied and twenty percent (20%) of the applicable Early Payment Amount if two (2) Payment Failure Balance Increases have been applied.

A3. “Fundamental Transaction” means that (a) (i) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity, or (ii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, or (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), or (iv) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), or (v) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Stock, other than an increase in the number of authorized shares of Borrower’s Common Stock, or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower.

A4. “Major Trigger Event” means any Trigger Event occurring under Sections 4.1(a) - 4.1(h).

A5. “Mandatory Default Amount” means the Outstanding Balance following the application of the Trigger Effect.

A6. “Maximum Monthly Redemption Amount” means $120,000.00 per month, as may be adjusted as set forth herein.

A7. “Minor Trigger Event” means any Trigger Event that is not a Major Trigger Event.

A8. “OID” means an original issue discount.

A9. “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any material financing agreement between, among, or by Borrower, on the one hand, and any other person or persons, on the other hand, relating to indebtedness of Borrower for borrowed money that affects Borrower’s ongoing business operations.

A10. “Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, offset, or otherwise, plus the OID, the Transaction Expense Amount, accrued but unpaid interest, collection and enforcements costs (including reasonable attorneys’ fees) incurred by Lender, transfer, stamp, issuance and similar taxes and fees incurred under this Note.

A11. “Purchase Price Date” means the date the Purchase Price is delivered by Lender to Borrower.

A12. “Trading Day” means any day on which Borrower’s principal trading market is open for trading.

A13. “Trigger Effect” means multiplying the Outstanding Balance as of the date the applicable Trigger Event occurred by (a) fifteen percent (15%) for each occurrence of any Major Trigger Event, or (b) five percent (5%) for each occurrence of any Minor Trigger Event, and then adding the resulting product to the Outstanding Balance as of the date the applicable Trigger Event occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Trigger Event occurred; provided that the Trigger Effect may only be applied three (3) times hereunder with respect to Major Trigger Events and three (3) times hereunder with respect to Minor Trigger Events.